UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

AdaptHealth Corp.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This supplement relates to the Definitive Proxy Statement on Schedule 14A filed by AdaptHealth Corp. (the “Company”) with the Securities and Exchange Commission on May 1, 2023 (the “Proxy Statement”) in connection with the Company’s annual meeting of stockholders to be held on June 21, 2023 (the “Annual Meeting”). The record date for the Annual Meeting is April 25, 2023.

As previously disclosed, on May 8, 2023, AdaptHealth Corp. (the “Company”) and Stephen P. Griggs, Chief Executive Officer of the Company, mutually agreed that Mr. Griggs will resign as Chief Executive Officer of the Company, effective as of 11:59 p.m. E.D.T. on June 30, 2023 (or the date of his death or “disability” if earlier) (the effective date of his resignation being, the “Separation Date”). Mr. Griggs will not stand for reelection as a member of the Company’s Board of Directors (the “Board”) at the Annual Meeting.

The Board intends to keep open the vacancy left by Mr. Griggs not standing for reelection until a successor is duly appointed by the Board and any votes cast for Mr. Griggs will be disregarded for purposes of the elections held at the Annual Meeting.

As previously disclosed, the Board is working with a leading executive search firm to identify a new chief executive officer and is considering several qualified candidates. Richard Barasch, Chairman of the Board, is expected to serve as interim chief executive officer if a successor to Mr. Griggs is not appointed by the time of his departure.

Except as specifically discussed in this Explanatory Note, this supplement does not otherwise modify or update any other disclosures in the Proxy Statement. This supplement should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this supplement have the meanings ascribed to them in the Proxy Statement.